Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

October 24, 2007 4:00p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS NET INCOME AND DECLARES

QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) net income declined from the most recent quarter by $284 thousand, or 5.0%, from $5.6 million to $5.4 million for the quarter ended September 30, 2007. This represents a decline in earnings per share, on a diluted basis, of 5.0%, or $.02. This net decline was largely attributable to a full quarter of operating costs related to the Company’s new operations center, costs associated with the acquisition and operation of six new branches as well as additional provisions for loan losses.

“As we enter the fourth quarter, the proverbial crystal ball looks cloudy,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “There continue to be many positive indicators such as increases in loan activity, a more normally sloped yield curve, low unemployment and continued strong asset quality. On the other hand, we also see indicators that cause us concern which we will continue to monitor. The residential housing market slump continues to deepen and commercial construction pipelines are not as full. Consumer delinquency, while still low by historic measures, has started to increase. The pace of deposit growth has slowed and pricing competition for funds has kept us from taking full advantage of the recent decline in short term rates.

History would indicate that those periods following inverted yield curves, declines in residential housing activity and softening commercial real estate present interesting operating challenges to the banking industry. Those times also present interesting opportunities. We will aggressively pursue opportunities to acquire customers, while staying focused on the challenges.

Lastly, the month of September marked the integration of six acquired bank branches and related deposits. As expected, we will experience short-term earnings drag as acquisition and operating costs precede top line revenue growth. We remain excited about the growth opportunities related to this acquisition and welcome our newest colleagues to the Union Bankshares family.”

For the three months ended September 30, 2007, net income was $5.4 million, down 17.9%, from $6.5 million for the same quarter in 2006. Earnings per share, on a diluted basis, decreased $.09, or 18.4%, from $.49 to $.40 for the same quarter a year ago. Return on average equity for the quarter ended September 30, 2007 was 10.32%, while return on average assets for the same period was .97%, compared to 13.54% and 1.26%, respectively, from the prior year’s same quarter. This decline was largely the result of lower net interest income due to funding pressure and cost of funds outpacing yields on earning assets. Additionally, continued slowing in the mortgage banking sector contributed to the net decline. The operation of two bank branches (de novo), the relocation of another, as well as the purchase of six bank branches, effective September 7, 2007, and the necessary operational costs to support this growth contributed to the lower results when compared to the same period a year ago.

For the nine months ended September 30, 2007, net income was $16.1 million, down 17.4% from $19.5 million compared to the same period a year ago. This represents a decrease in earnings per share, on a diluted basis of $.26, or 17.8%, from $1.46 to $1.20. Return on average equity for the nine months ended September 30, 2007 was 10.59%, while return on average assets was 1.01%, compared to 13.86% and 1.33%, respectively, for the same period in 2006. This decrease was partially related to increases in funding costs to support loan growth, as well as a continued slowing in the mortgage banking sector and increases in noninterest expenses.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended September 30, 2007 were $.42 as compared to $.51 for the same quarter a year ago and $.44 for the quarter ended June 30, 2007. Additionally, cash basis return on average tangible equity for the third quarter ended September 30, 2007 was 15.90% as compared to 21.11% in the prior year’s third quarter and 16.91% for the quarter ended June 30, 2007. Earnings per share, on a cash basis and cash basis return on average tangible equity, were $1.27 and 16.24%, and $1.52 and 20.43%, respectively, for the nine months ending September 30, 2007 and 2006.

NET INTEREST INCOME

The flat/inverted yield curve and competition for low cost deposits continued to impact the Company’s net interest margin. For the three months ended September 30, 2007, net interest income, on a tax-equivalent basis, remained flat at $20.1 million compared to last year’s same period. This same income on a larger earning asset base reflects a decline in net interest margin, on a tax-equivalent basis, from 4.32% to 4.07%. This 25 basis point margin decline was driven by increased costs of interest-bearing liabilities which rose to 3.99%, or 31 basis points, compared to increased yields on earning assets, which rose only 8 basis points to 7.49%. Declines in low-cost deposits and demand deposits have put pressure on the funding side of the balance sheet, resulting in growth in certificates of deposit and purchased funding from the Federal Home Loan Bank of Atlanta (“FHLB”). Average interest-earning assets for the quarter ended September 30, 2007 increased approximately $111.5 million, or 6.0%, over the same period a year ago. This growth was driven primarily by increases in the commercial and construction loan portfolios. Average interest-bearing liabilities for the period ended September 30, 2007 increased approximately $129.0 million, or 8.3%, over the same period a year ago. This growth was driven primarily by increases in certificates of deposit and FHLB advances offset by lower demand deposit, savings and money market account volumes. Included in these amounts are approximately $43.3 million in deposits acquired through the purchase of six bank branches, of which $34.7 million were interest-bearing liabilities.

On a linked quarter basis, the tax-equivalent net interest margin for the quarter ended September 30, 2007 declined 13 basis points from 4.20% to 4.07% from the most recent quarter. Net interest income increased by $160 thousand to $20.1 million for the quarter ended September 30, 2007. The nominal increase in net interest income was due to favorable loan growth (principally within the commercial and equity line portfolios) yielding 7.73%, but represented an 8 basis point decline in yield from the prior quarter. Contributing to the lower net interest margin was increased reliance on short-term advances from FHLB.

For the nine months ended September 30, 2007, net interest income, on a tax-equivalent basis, declined $352 thousand or .6% to $58.9 million compared to last year’s same period. This compares to a corresponding decline in net interest margin, on a tax-equivalent basis, from 4.45% to 4.12%. This 33 basis point margin decline was driven by increases in certificates of deposit and FHLB advances offset by lower savings and money market volumes. Total cost of interest-bearing liabilities increased 62 basis points, to 3.95%, compared to earning asset yield increases of only 26 basis points, to 7.49%. Strong loan growth (principally within the commercial and construction loan portfolios) of $144.1 million, or 9.8%, over the same period a year ago helped to lesson the effect of high cost interest bearing liabilities outpacing the yields on earning assets.

The recent 50 basis point cut in the target Fed Funds rate resulted in the immediate repricing of the Company’s loans tied to prime. The liability side of the balance sheet also showed some immediate repricing, as overnight borrowings adjusted. Competition for deposits, however, has caused their rates to be less responsive to the Fed Funds rate decrease. Management anticipates continued pressure on the net interest margin in the near term and internal modeling indicates a decline in the margin to approximately 4.00% by year end.

For the nine months ended September 30, 2007, approximately $8.0 million ($6.2 million during the first quarter and $1.8 million during the second quarter) of investment securities were called by the issuers, resulting in gains of $508 thousand ($301 thousand during the first quarter and $207 thousand during the second quarter). The proceeds from these calls plus additional funds were used to pay off approximately $15.0 million of higher cost (6.3%) FHLB advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter and $197 thousand during the second quarter) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest margin for the nine months ended September 30, 2007. Absent this interest expense adjustment, net interest margin would have been 4.16%, instead of 4.12% for the nine months ending September 30, 2007.

LOAN LOSS PROVISION/ASSET QUALITY

Despite increasing industry concerns over credit issues, the Company’s asset quality remains strong. Net charge-offs, which were $229 thousand (.05% of average loans) for the quarter ended September 30, 2007, compared to net charge-offs of $56 thousand in the same quarter last year and $88 thousand for the quarter ended June 30, 2007, remain at low levels. At September 30, 2007, nonperforming assets totaled $8.5 million, including a single credit relationship totaling $7.4 million.

The provision for loan losses decreased from $485 thousand in the third quarter of 2006 to $432 thousand for the same quarter in 2007. On a linked quarter basis, the provision for loan losses increased $242 thousand. This net increase was primarily due to loan growth. For the nine months ended September 30, 2007, the provision for loan losses decreased $1.4 million from $1.3 million from the same period a year ago. This decline was largely attributable to the reduction of estimated loss exposure ($750 thousand recapture noted during the first quarter of 2007 on a continuing non-performing loan) to a single credit relationship. Without regard for the above recapture, the provision for loan losses declined $659 thousand over this same period.

The Company entered into a workout agreement with the borrower in the aforementioned single credit relationship during March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of September 30, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced (due to payments) to $7.4 million at September 30, 2007. Despite the lengthy nature of this workout, the Company continues to have dialogue with the borrower toward a resolution of the affiliated loans and anticipates that this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

Nationally, industry concerns over asset quality have increased due in large part to issues related to subprime mortgage lending, declining real estate activity and general economic concerns. While the Company has experienced reduced real estate activity, the markets in which the Company operates remain stable and there has been no significant deterioration in the quality of the Company’s loan portfolio. Management will continue to monitor delinquencies, risk rating changes, charge-offs and other indicators of risk in the Company’s portfolio.

NONINTEREST INCOME

Noninterest income for the three months ended September 30, 2007 declined $737 thousand, or 10.5%, from $7.0 million to $6.3 million compared to last year’s same quarter. This decline reflects lower mortgage segment income from the sale of loans of approximately $780 thousand, or 27.8%, from the same quarter a year ago. During the three months ended September 30, 2007, the Company recorded a gain on the sale of its former operations center of $324 thousand. The Company recorded gains from the sale of investment securities of $276 thousand as well as income from a Small Business Investment Company (“SBIC”) of $150 thousand in the same period a year ago. Excluding these non-recurring transactions (sale of the former operations center, prior year securities gains and SBIC income) and mortgage segment operations, noninterest income increased approximately $148 thousand, or 3.8%. This net increase comes from a combination of increases in other service charges and deposit account charges.

On a linked quarter basis, noninterest income increased $70 thousand, or 1.1%, from the quarter ended June 30, 2007. These results include the current period gain from the sale of the Company’s former operations center of $324 thousand, as well as gains of $207 thousand related to investment securities called by the issuer during the second quarter of 2007. Excluding the aforementioned gains on the called investment securities or former operations center gain, noninterest income declined approximately $47 thousand, or 0.8%, and was principally attributable to lower gains on the sale of loans from the mortgage segment.

For the nine months ended September 30, 2007, noninterest income decreased $2.2 million, or 10.5%, from $20.9 million to $18.7 million for the same period in 2006. The decrease was principally driven by lower gains on sales within the mortgage segment of $2.3 million. During the third quarter of 2007, the Company sold its former operations center for a gain of $324 thousand. Additionally during 2007, investment securities were called by the issuer at a gain of $508 thousand. Prior year gains on the sale of real estate of $856 thousand, recorded during the first quarter of 2006, are also factored in the overall results for the nine months ended September 30, 2007 compared to a year ago.

NONINTEREST EXPENSE

Noninterest expense for the three months ended September 30, 2007 increased $537 thousand, or 3.1%, to $18.0 million compared to last year’s same period. Salaries and benefits decreased slightly by $379 thousand, or 3.9%, and were mainly attributable to lower commission expense from the mortgage segment and lower profit sharing expense. Other operating expenses increased $625 thousand, or 11.7%, this was principally related to the operation of two additional bank branches (de novo), the purchase of six bank branches, and the relocation of one bank branch for closer proximity to and convenience of customers, as well as the necessary infrastructure enhancements to support the Company’s continued growth. Some of the infrastructure enhancements include voice over internet protocol (e.g., VoIP) and the associated hardware and software to support this technology. Other initiatives include online check deposit technology, enhancements to our internet banking delivery channel (increased bandwidth) and improvements in data security and business continuity. Occupancy expenses increased $228 thousand, or 17.1%, and were principally attributable to increased facilities costs associated with the Company’s continued expansion. Some of these increased costs included depreciation, property insurance, rental expenses and, to a lesser extent, utility costs. In addition, the Company moved into its new 70,000 square foot operations center during the second quarter of 2007. This facility will allow for more effective and efficient deployment of the Company’s support services and provide sufficient space for anticipated growth over the next ten years. The third quarter of 2007 contained approximately $114 thousand of depreciation related to this new operations center in Caroline County. Other occupancy costs of approximately $34 thousand relate to the acquired facilities of six bank branches as stated above. Furniture and equipment expenses increased $63 thousand, or 5.5%, and were attributable to the related depreciation and software costs of the additional branches and new operations center.

On a linked quarter basis, noninterest expense increased by $312 thousand, or 1.8%, to $18.0 million from $17.7 million for the period ended September 30, 2007. Decreases in salaries and benefits of $388 thousand, or 4.0%, are primarily attributable to lower incentive compensation and lower commissions from the mortgage segment. Increases in occupancy expenses of $138 thousand, or 9.7%, are principally due to a full quarter of operations (as stated above) of the new 70,000 square foot operations center and costs associated with the newly acquired six bank branches. Other operating expenses increased $465 thousand, or 8.4%, principally driven by the direct and operational costs associated with the acquisition of six bank branches as well as third quarter marketing campaigns. Furniture and equipment expenses increased $97 thousand, or 8.7%, as a result of a full quarter of depreciation on the Company’s new operations center and one month of expenses related to the acquisition of six bank branches.

For the nine months ended September 30, 2007, noninterest expense increased $3.3 million, or 6.6%, from $50.3 million to $53.6 million for the same period in 2006. These figures include the acquisition of Prosperity Bank & Trust Company (“Prosperity”) on April 1, 2006; therefore, results of operations include nine months of Prosperity activity for 2007 and only six months for 2006. Excluding this year’s first quarter of noninterest expense related to Prosperity of $1.0 million, total noninterest expense increased $2.4 million, or 4.7%, when compared to the prior year. The following increases exclude the first quarter 2007 noninterest expenses of Prosperity. Other operating expenses increased $1.5 million, or 10.2%, and principally related to two additional bank branches (de novo), the relocation of one bank branch, six recently acquired bank branches as well as telecommunications enhancements. These telecommunications enhancements include the Company’s internet banking delivery channel (increased bandwidth), improvements in data security and business continuity. Salary and benefits increased $115 thousand, or .4%, is attributable to normal compensation adjustments offset by lower profit sharing expenses as well as lower commissions from the mortgage segment. Occupancy expense increased $601 thousand, or 16.4%, and was principally related to the Company’s fixed asset expansion (bank branches and new operations center). These costs include depreciation, property insurance and to a lesser extent utility costs. Furniture and equipment expense increased $119 thousand, or 3.6%.

BALANCE SHEET

At September 30, 2007, total assets were approximately $2.2 billion compared to $2.1 billion at December 31, 2006 and September 30, 2006. Net loans increased $135.0 million, or 8.8%, and $136.6 million, or 8.9%, from December 31, 2006 and September 30, 2006, respectively. Loan growth was concentrated in the commercial real estate and construction loan portfolios from the same quarter a year ago ($66.5 million and $30.2 million, respectively) and from December 31, 2006 ($71.5 million and $30.3 million, respectively). Total cash and cash equivalents declined slightly to $50.5 million at September 30, 2007 from $50.8 million the same period a year ago. Deposits grew $32.7 million, or 2.0%, over September 30, 2006 levels, but decreased $3.6 million, or .2%, from December 31, 2006. The growth over September 30, 2006 was principally attributed to certificates of deposit whereas the decline from year-end 2006 related principally to demand and NOW accounts. Total borrowings also increased by $82.2 million and $110.3 million to $199.2 million, from September 30, 2006 and December 31, 2006, respectively. The Company’s equity to assets ratio remains strong at 9.38% at September 30, 2007.

SEGMENT INFORMATION

Community Banking Segment

For the three months ended September 30, 2007, net income for the community banking segment decreased 14.7% or $949 thousand from $6.5 million to $5.5 million from the same quarter last year. This decline was partially attributable to net interest margin compression (from 4.23% to 3.91%) which resulted in a net interest income decline of $410 thousand, or 2.1%, over the same period. This same decline was $805 thousand, or 4.0%, for the three months ending June 2007 over June 2006. The provision for loan loss decreased $53 thousand, from $485 thousand to $432 thousand during this period.

Noninterest income increased $46 thousand, or 1.1%, in the third quarter of 2007 from the same period a year earlier. The increase was primarily related to a gain on the sale of the Company’s former operations center totaling $324 thousand. Offsetting this increase were third quarter 2006 gains on the sale of investment securities of $276 thousand and income from an investment in a SBIC of $150 thousand. Excluding the current period gain on sale of the former operations center and the prior year investment securities gains and SBIC income, noninterest income increased approximately $148 thousand, or $3.8%, over the same quarter a year ago.

Noninterest expense increased $963 thousand, or 6.5%, mainly due to increases in other operating expenses of $575 thousand, occupancy expenses of $232 thousand, furniture and fixtures of $80 thousand and salary and benefits of $76 thousand. These increased costs were related to the opening of two new branches (Twin Hickory and Front Royal) as well as the costs associated with the Company’s new operations center, all in service after the third quarter of 2006. Other increases in operating expenses are reflective of our continued investment in people and technology necessary to support our growth and service goals.

On a linked quarter basis, community bank segment net income declined $276 thousand, or 4.8%, for the period ended September 30, 2007. Increases in net interest income and noninterest income (gain on the sale of the former operations center) were less than increases in the provision for loan loss and noninterest expenses (marketing and new branch operating and acquisition costs). Net interest income after the provision for loan losses decreased $72 thousand, or .4%. Noninterest income increased $177 thousand, or 4.3%, and was primarily attributable to the current period gain recorded from the sale of the Company’s former operations center of $324 thousand and lower gains on called investment securities of $114 thousand (prior quarter gains related to called investment securities were $207 thousand). Noninterest expense increased $448 thousand, or 2.9%, and was primarily related to the recent six bank branch acquisition and associated operating expenses, a full quarter of costs associated with the Company’s new operations center, and increased marketing expenses related to Company marketing campaigns offset by lower incentive compensation.

For the nine months ended September 30, 2007, compared to the same period in 2006, net income for the community banking segment decreased 14.0%, or approximately $2.7 million, from $19.3 million to $16.6 million. Net interest income declined $1.0 million, or 1.8%. Moreover, during the first quarter of 2007, $750 thousand of specific loan loss reserves were released. Net interest income after the provision for loan loss recapture increased $386 thousand, or an increase of 0.7%, from a year ago. Noninterest income for the nine months ended September 30, 2007 remained relatively flat and increased $84 thousand. Excluding the gains from the called investment securities of $508 thousand, the gain recorded from the sale of the former operations center of $324 thousand in 2007 or prior year gains from the sale of real estate of $856 thousand, investment securities of $276 thousand or SBIC income of $150 thousand, the increase in noninterest income was $534 thousand, or 4.8%, over the prior year. Noninterest expense increased $4.5 million, or 10.7%, to $46.4 million for the nine months ending September 30, 2007 compared to the same period a year ago. Salary and benefits contributed $1.8 million of this increase and other operating expense comprised $1.8 million. Occupancy and furniture and fixtures expense were $615 thousand and $252 thousand, respectively. Additionally, nine months of Prosperity’s noninterest expenses were included in 2007 compared to only six months for the same period in 2006 (acquired April 1, 2006). This represents approximately $1.0 million of the total increase in noninterest expenses.

Mortgage Segment

For the three months ended September 30, 2007, net income for the mortgage segment declined $222 thousand, from $51 thousand net income to a net loss of $171 thousand, compared to the same quarter in 2006. Although loan profitability ratios were similar to those achieved during the prior year, overall loan volume decreased 25.9% from the same period last year, resulting in a similar decline in loan revenue. The housing market for both new construction and existing sales continued to slump during the quarter, providing fewer origination opportunities than during the same quarter last year. Reduced mortgage loan demand combined with less liquidity in the secondary market and more stringent underwriting requirements have slowed both purchase and refinance production.

On a linked quarter basis, mortgage segment net income declined $8 thousand from a net loss of $163 thousand to a net loss of $171 thousand. While originations declined 8.1%, revenue from loan fees fell only 4.9% because of the origination of more profitable loan products. A series of cost reduction measures resulted in a decline of noninterest expense of 5.3%.

For the nine months ended September 30, 2007, mortgage segment net income declined $694 thousand, from net income of $221 thousand to a net loss of $473 thousand. This was principally due to a 25.6% decline in loan originations, from $377.0 million to $280.7 million, for the nine months ending September 30, 2006 and 2007, respectively.

The mortgage segment continues to focus origination efforts on superior quality loans. While more stringent guidelines have been established by investors on many loan products, the Company does not anticipate that the deterioration of the sub-prime market will have a significant adverse effect on its performance.

* * * * * * *

QUARTERLY DIVIDEND DECLARATION

The Board of Directors of Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) has declared a quarterly dividend of $.185 per share. This dividend matches the quarterly dividend of $.185 paid on August 31, 2007 and is an 8.8% increase from the $.17 quarterly dividend paid on November 30, 2006. Based on the closing price of the Company’s stock on October 23, 2007 ($22.96) the dividend yield is 3.2%. The dividend is payable on November 30, 2007 to shareholders of record as of November 18, 2007.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (34 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester, Virginia); Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton), and Prosperity Bank & Trust Company (3 locations in Springfield and Burke, Virginia). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/07	09/30/06	06/30/07	09/30/07	09/30/06
Results of Operations
Interest and dividend income	$36,251	$34,169	$35,129	$105,007	$94,806
Interest expense	16,903	14,404	15,908	48,278	37,024

Net interest income	19,348	19,765	19,221	56,729	57,782
Provision for loan losses	432	485	190	(113)	1,296

Net interest income after provision for loan losses	18,916	19,280	19,031	56,842	56,486
Noninterest income	6,282	7,019	6,212	18,703	20,901
Noninterest expenses	17,978	17,441	17,666	53,603	50,270

Income before income taxes	7,220	8,858	7,577	21,942	27,117
Income tax expense	1,863	2,330	1,936	5,796	7,568

Net income	$5,357	$6,528	$5,641	$16,146	$19,549

Interest earned on loans (FTE)	$32,644	$29,601	$31,760	$94,363	$83,222
Interest earned on securities (FTE)	4,099	4,344	3,934	12,105	12,126
Interest earned on earning assets (FTE)	37,020	34,526	35,864	107,227	96,326
Net interest income (FTE)	20,116	20,122	19,956	58,951	59,303
Interest expense on certificates of deposit	10,613	9,078	10,621	31,631	23,673
Interest expense on interest-bearing deposits	12,079	10,502	12,040	35,976	28,035
Core deposit intangible amortization	471	457	457	1,386	1,219

Net income - community bank segment	$5,528	$6,477	$5,804	$16,619	$19,328
Net income - mortgage segment	(171)	51	(163)	(473)	221

Key Performance Ratios
Return on average assets (ROA)	0.97%	1.26%	1.06%	1.01%	1.33%
Return on average equity (ROE)	10.32%	13.54%	11.07%	10.59%	13.86%
Efficiency ratio	70.14%	65.12%	69.46%	71.06%	63.89%
Efficiency ratio - community bank segment	66.40%	61.38%	65.47%	67.21%	59.89%
Net interest margin (FTE)	4.07%	4.32%	4.20%	4.12%	4.45%
Yields on earning assets (FTE)	7.49%	7.41%	7.54%	7.49%	7.23%
Cost of interest-bearing liabilities (FTE)	3.99%	3.68%	3.93%	3.95%	3.33%
Noninterest expense less noninterest income / average assets	2.12%	2.01%	2.16%	2.18%	2.00%

Per Share Data
Earnings per share, basic	$0.40	$0.49	$0.42	$1.21	$1.48
Earnings per share, diluted	0.40	0.49	0.42	1.20	1.46
Cash basis earnings per share, diluted	0.42	0.51	0.44	1.27	1.52
Cash dividends paid	0.19	0.16	0.18	0.54	0.46
Market value per share	22.71	29.55	23.20	22.71	29.55
Book value per share	15.59	14.62	15.28	15.59	14.62
Tangible book value per share	10.46	9.89	10.54	10.46	9.89
Price to earnings ratio, diluted	14.31	15.20	13.74	14.15	15.14
Price to book value ratio	1.46	2.02	1.52	1.46	2.02
Weighted average shares outstanding, basic	13,350,143	13,245,484	13,332,263	13,329,797	13,221,779
Weighted average shares outstanding, diluted	13,420,199	13,367,030	13,412,933	13,415,537	13,349,207
Shares outstanding at end of period	13,388,789	13,273,964	13,342,270	13,388,789	13,273,964

Financial Condition
Assets	$2,219,032	$2,077,210	$2,166,914	$2,219,032	$2,077,210
Loans, net of unearned income	1,683,742	1,547,788	1,636,345	1,683,742	1,547,788
Earning Assets	1,985,891	1,870,681	1,935,522	1,985,891	1,870,681
Goodwill	56,075	50,049	51,881	56,075	50,049
Core deposit intangibles, net	12,407	12,798	11,426	12,407	12,798
Deposits	1,662,341	1,629,621	1,648,136	1,662,341	1,629,621
Stockholders' equity	208,251	194,071	203,905	208,251	194,071
Tangible equity	139,769	131,224	140,598	139,769	131,224

	Three Months Ended			Nine Months Ended
	09/30/07	09/30/06	06/30/07	09/30/07	09/30/06
Averages
Assets	$2,190,166	$2,053,601	$2,131,153	$2,135,837	$1,967,680
Loans, net of unearned income	1,657,002	1,519,694	1,612,164	1,612,018	1,467,932
Loans held for sale	21,350	25,531	22,332	21,774	26,272
Securities	276,537	291,317	266,880	273,432	274,002
Earning assets	1,960,836	1,849,353	1,906,823	1,913,214	1,780,253
Deposits	1,637,453	1,596,896	1,652,903	1,645,690	1,545,809
Certificates of deposit	888,862	815,660	900,573	895,770	767,175
Interest-bearing deposits	1,353,293	1,300,181	1,367,489	1,364,004	1,264,499
Borrowings	327,515	251,470	256,380	268,436	220,022
Interest-bearing liabilities	1,680,808	1,551,651	1,623,869	1,632,440	1,484,521
Stockholders' equity	205,848	191,328	204,371	203,796	188,517
Tangible equity	141,307	128,295	140,844	140,365	133,112

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$18,353	$18,662	$18,251	$19,148	$17,116
Add: Allowance from acquired banks	—	—	—	—	785
Add: Recoveries	23	94	84	238	347
Less: Charge-offs	252	150	172	717	453
Add: Provision for loan losses	432	485	190	(113)	1,296

Ending balance of allowance for loan losses	$18,556	$19,091	$18,353	$18,556	$19,091

Allowance for loan losses / total outstanding loans	1.10%	1.23%	1.12%	1.10%	1.23%
Nonperforming Assets
Nonaccrual loans	$8,307	$11,199	$8,232	$8,307	$11,199
Other real estate and foreclosed properties	217	—	217	217	—

Total nonperforming assets	8,524	11,199	8,449	8,524	11,199
Loans > 90 days and still accruing	1,439	670	1,176	1,439	670

Total nonperforming assets and loans > 90 days and still accruing	$9,963	$11,869	$9,625	$9,963	$11,869

Nonperforming assets / total outstanding loans	0.51%	0.72%	0.52%	0.51%	0.72%
Nonperforming assets / allowance for loan losses	45.94%	58.66%	46.04%	45.94%	58.66%

Other Data
Mortgage loan originations	$87,861	$118,630	$95,578	$280,675	$377,024
% of originations that are refinances	33.51%	35.87%	42.47%	41.11%	34.28%
End of period full-time employees	675	632	650	675	632
Number of full-service branches	57	49	51	57	49
Number of community banks (subsidiaries)	5	5	5	5	5
Number of full automatic transaction machines (ATM's)	144	132	137	144	132

Alternative Performance Measures (1)
Net income	$5,357	$6,528	$5,641	$16,146	$19,549
Plus: Core deposit intangible amortization, net of tax	306	297	297	901	792

Cash basis operating earnings	$5,663	$6,825	$5,938	$17,047	$20,341

Average assets	$2,190,166	$2,053,601	$2,131,153	$2,135,837	$1,967,680
Less: Average goodwill	52,975	50,026	51,881	51,659	43,781
Less: Average core deposit intangibles	11,566	13,007	11,646	11,772	11,624

Average tangible assets	$2,125,625	$1,990,568	$2,067,626	$2,072,406	$1,912,275

Average equity	$205,848	$191,328	$204,371	$203,796	$188,517
Less: Average goodwill	52,975	50,026	51,881	51,659	43,781
Less: Average core deposit intangibles	11,566	13,007	11,646	11,772	11,624

Average tangible equity	$141,307	$128,295	$140,844	$140,365	$133,112

Cash basis earnings per share, diluted	$0.42	$0.51	$0.44	$1.27	$1.52
Cash basis return on average tangible assets	1.06%	1.36%	1.15%	1.10%	1.42%
Cash basis return on average tangible equity	15.90%	21.11%	16.91%	16.24%	20.43%

(1)	As a supplement to accounting principles generally accepted in the United States ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 30, 2007	December 31, 2006	September 30, 2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$45,712	$55,511	$46,170
Interest-bearing deposits in other banks	1,238	950	1,774
Money market investments	192	322	275
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	732	16,509	38

Total cash and cash equivalents	50,472	75,890	50,855

Securities available for sale, at fair value	276,672	282,824	291,431

Loans held for sale	20,717	20,084	26,777

Loans, net of unearned income	1,683,742	1,549,445	1,547,788
Less allowance for loan losses	18,556	19,148	19,091

Net loans	1,665,186	1,530,297	1,528,697

Bank premises and equipment, net	75,398	63,461	58,580
Other real estate owned	217	—	—
Core deposit intangibles, net	12,407	12,341	12,798
Goodwill	56,075	50,049	50,049
Other assets	61,888	57,945	58,023

Total assets	$2,219,032	$2,092,891	$2,077,210

LIABILITIES
Noninterest-bearing demand deposits	$286,675	$292,262	$302,770
Interest-bearing deposits:
NOW accounts	205,063	212,328	204,371
Money market accounts	162,183	165,202	171,304
Savings accounts	107,232	107,163	114,392
Time deposits of $100,000 and over	446,401	442,953	413,135
Other time deposits	454,787	446,000	423,649

Total interest-bearing deposits	1,375,666	1,373,646	1,326,851

Total deposits	1,662,341	1,665,908	1,629,621

Securities sold under agreements to repurchase	70,493	62,696	61,392
Other short-term borrowings	129,700	—	27,409
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	69,500	88,850	89,500
Other liabilities	18,437	15,711	14,907

Total liabilities	2,010,781	1,893,475	1,883,139

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,388,789 shares, 13,303,520 shares, and 13,273,964 shares, respectively.	17,813	17,716	17,699
Surplus	39,693	38,047	37,115
Retained earnings	151,104	142,168	137,992
Accumulated other comprehensive income (loss)	(359)	1,485	1,265

Total stockholders' equity	208,251	199,416	194,071

Total liabilities and stockholders' equity	$2,219,032	$2,092,891	$2,077,210

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Interest and dividend income:
Interest and fees on loans	$32,530	$29,847	$94,022	$83,377
Interest on Federal funds sold	221	520	606	838
Interest on deposits in other banks	20	26	47	44
Interest on money market investments	1	1	3	3
Interest on other interest-bearing deposits	34	34	103	94
Interest and dividends on securities:
Taxable	2,230	2,619	6,735	7,337
Nontaxable	1,215	1,122	3,491	3,113

Total interest and dividend income	36,251	34,169	105,007	94,806

Interest expense:
Interest on deposits	12,078	10,502	35,977	28,036
Interest on Federal funds purchased	432	487	1,000	747
Interest on short-term borrowings	2,256	1,349	4,223	3,333
Interest on long-term borrowings	2,137	2,066	7,078	4,908

Total interest expense	16,903	14,404	48,278	37,024

Net interest income	19,348	19,765	56,729	57,782
Provision for (recapture of) loan losses	432	485	(113)	1,296

Net interest income after provision for (recapture of) loan losses	18,916	19,280	56,842	56,486

Noninterest income:
Service charges on deposit accounts	1,947	1,877	5,590	5,301
Other service charges, commissions and fees	1,525	1,467	4,526	4,171
Gains on securities transactions, net	93	279	601	286
Gains on sales of loans	2,024	2,804	6,500	8,756
Gains (losses) on sales of other real estate	317	(7)	308	872
Other operating income	376	599	1,178	1,515

Total noninterest income	6,282	7,019	18,703	20,901

Noninterest expenses:
Salaries and benefits	9,230	9,609	28,787	28,284
Occupancy expenses	1,560	1,332	4,373	3,660
Furniture and equipment expenses	1,213	1,150	3,510	3,336
Other operating expenses	5,975	5,350	16,933	14,990

Total noninterest expenses	17,978	17,441	53,603	50,270

Income before income taxes	7,220	8,858	21,942	27,117
Income tax expense	1,863	2,330	5,796	7,568

Net income	$5,357	$6,528	$16,146	$19,549

Earnings per share, basic	$0.40	$0.49	$1.21	$1.48

Earnings per share, diluted	$0.40	$0.49	$1.20	$1.46

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$171,600	$2,230	5.16%	$196,351	$2,619	5.29%	$151,889	$1,882	4.92%
Tax-exempt	104,937	1,869	7.07%	94,966	1,725	7.21%	75,084	1,411	7.46%

Total securities	276,537	4,099	5.88%	291,317	4,344	5.92%	226,973	3,293	5.76%
Loans, net (2) (3)	1,657,002	32,292	7.73%	1,519,694	29,171	7.62%	1,321,982	22,791	6.84%
Loans held for sale	21,350	352	6.53%	25,531	430	6.68%	51,906	803	6.14%
Federal funds sold	1,674	221	5.59%	8,288	520	5.61%	11,478	68	2.35%
Money market investments	216	1	2.17%	203	2	3.67%	84	1	3.12%
Interest-bearing deposits in other banks	1,459	21	5.61%	1,722	25	5.81%	1,153	10	3.54%
Other interest-bearing deposits	2,598	34	5.26%	2,598	34	5.24%	2,598	22	3.35%

Total earning assets	1,960,836	37,020	7.49%	1,849,353	34,526	7.41%	1,616,174	26,988	6.62%

Allowance for loan losses	(18,361)			(18,815)			(16,645)
Total non-earning assets	247,691			223,063			156,054

Total assets	$2,190,166			$2,053,601			$1,755,583

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$201,803	330	0.65%	$200,591	211	0.42%	$200,800	192	0.38%
Money market savings	157,729	935	2.35%	166,633	942	2.24%	187,633	841	1.78%
Regular savings	104,899	201	0.76%	117,297	271	0.92%	119,965	263	0.87%
Certificates of deposit:
$100,000 and over	443,292	5,537	4.96%	402,793	4,770	4.70%	265,594	2,470	3.69%
Under $100,000	445,570	5,076	4.52%	412,867	4,308	4.14%	368,199	3,003	3.24%

Total interest-bearing deposits	1,353,293	12,079	3.54%	1,300,181	10,502	3.20%	1,142,191	6,769	2.35%
Other borrowings	327,515	4,825	5.84%	251,470	3,902	6.16%	168,067	1,748	4.13%

Total interest-bearing liabilities	1,680,808	16,904	3.99%	1,551,651	14,404	3.68%	1,310,258	8,517	2.58%

Noninterest-bearing liabilities:
Demand deposits	284,160			296,715			255,752
Other liabilities	19,350			13,907			14,781

Total liabilities	1,984,318			1,862,273			1,580,791
Stockholders' equity	205,848			191,328			174,792

Total liabilities and stockholders' equity	$2,190,166			$2,053,601			$1,755,583

Net interest income		$20,116			$20,122			$18,471

Interest rate spread (4)			3.50%			3.73%			4.04%
Interest expense as a percent of average earning assets			3.42%			3.09%			2.09%
Net interest margin			4.07%			4.32%			4.53%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Foregone interest on previously charged off credits of $350 thousand and $94 thousand has been excluded for 2006 and 2005, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$174,069	$6,735	5.17%	$186,806	$7,337	5.25%	$152,636	$5,711	5.00%
Tax-exempt	99,363	5,370	7.23%	87,196	4,789	7.34%	74,863	4,264	7.62%

Total securities	273,432	12,105	5.92%	274,002	12,126	5.92%	227,499	9,975	5.86%
Loans, net (2) (3)	1,612,018	93,351	7.74%	1,467,932	81,935	7.46%	1,302,522	64,267	6.60%
Loans held for sale	21,774	1,012	6.21%	26,272	1,287	6.55%	40,733	1,884	6.18%
Federal funds sold	2,017	606	5.53%	8,167	838	5.19%	5,621	79	1.88%
Money market investments	209	3	2.04%	136	3	3.07%	80	2	2.57%
Interest-bearing deposits in other banks	1,166	47	5.41%	1,146	44	5.09%	1,989	43	2.86%
Other interest-bearing deposits	2,598	103	5.33%	2,598	93	4.85%	2,598	56	2.88%

Total earning assets	1,913,214	107,227	7.49%	1,780,253	96,326	7.23%	1,581,042	76,306	6.45%

Allowance for loan losses	(18,589)			(18,232)			(16,573)
Total non-earning assets	241,212			205,659			151,836

Total assets	$2,135,837			$1,967,680			$1,716,305

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$205,340	982	0.64%	$202,286	$593	0.39%	$198,749	515	0.35%
Money market savings	157,913	2,737	2.32%	175,772	2,948	2.24%	187,670	2,206	1.57%
Regular savings	104,981	626	0.80%	119,266	821	0.92%	119,626	727	0.81%
Certificates of deposit:
$100,000 and over	445,762	16,477	4.94%	371,957	12,304	4.42%	243,875	6,429	3.52%
Under $100,000	450,008	15,154	4.50%	395,218	11,369	3.85%	363,816	8,410	3.09%

Total interest-bearing deposits	1,364,004	35,976	3.53%	1,264,499	28,035	2.96%	1,113,736	18,287	2.20%
Other borrowings	268,436	12,300	6.13%	220,022	8,988	5.46%	178,786	5,237	3.92%

Total interest-bearing liabilities	1,632,440	48,276	3.95%	1,484,521	37,023	3.33%	1,292,522	23,524	2.43%

Noninterest-bearing liabilities:
Demand deposits	281,686			281,310			240,872
Other liabilities	17,915			13,332			13,566

Total liabilities	1,932,041			1,779,163			1,546,960
Stockholders' equity	203,796			188,517			169,345

Total liabilities and stockholders' equity	$2,135,837			$1,967,680			$1,716,305

Net interest income		$58,951			$59,303			$52,782

Interest rate spread (4)			3.54%			3.90%			4.02%
Interest expense as a percent of average earning assets			3.37%			2.78%			1.99%
Net interest margin			4.12%			4.45%			4.46%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Foregone interest on previously charged off credits of $464 thousand and $233 thousand has been excluded for 2006 and 2005, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.